     For Immediate Release
     May 5, 2016

Aleris Reports First Quarter 2016 Results
CLEVELAND, Ohio – May 5, 2016 – Aleris Corporation today reported results for the three months ended March 31, 2016.

First Quarter Summary

▪	Adjusted EBITDA of $45 million, down from $55 million in the first quarter of 2015

▪	Global automotive volumes up 23 percent; global aerospace volumes up 20 percent from prior year

▪	Regional plate and sheet volumes in Europe up 9 percent from prior year

▪	Positive Adjusted EBITDA generated by Asia Pacific

▪	Unfavorable impact of $19 million from challenging metal spreads and a weakening U.S. dollar

▪
Pro forma liquidity of $469 million as of March 31, 2016, after giving effect to the April 2016 issuance of $550 million of 9½% Senior Secured Notes due 2021 and the repayment of the Senior Notes due 2018

Second Quarter Outlook

▪	Year-over-year performance expected to improve despite negative scrap spread and foreign currency impacts

▪	Global automotive and aerospace volumes expected to exceed prior year

▪	Improved North America building and construction and distribution volumes

▪	Order patterns for regionally-based Europe plate and sheet products expected to outpace prior year

▪	Aleris Operating System expected to drive favorable productivity as operating performance improves

“Strong demand in the global automotive and aerospace industries and positive trends in our regional businesses, especially in North America building and construction, helped to offset the impact of headwinds from metal spreads and currencies, as well as some operational issues early in the quarter that impacted our ability to maximize results,” Aleris president & CEO Sean Stack said. “We are now gaining traction on a number of operational excellence initiatives that will enable us to capture the full benefit of this strong demand going forward.

“In addition, we are pleased with the steady progress we have made on our strategic growth projects including the Lewisport, Kentucky autobody sheet project and the ramp-up of our Zhenjiang, China aerospace plate facility. We believe these will significantly strengthen our position over the long-term to serve these growing industries.”

	For the three months ended
	March 31, 2016	March 31, 2015
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped (1)	205	200
Revenue	$662	$746
Commercial margin	$293	$302
Segment income	$58	$72
Loss from continuing operations	$(6)	$(26)
Adjusted EBITDA	$45	$55
(1) Metric tons of finished product shipped excludes slab and billet sales from the Voerde and Koblenz cast houses.
First Quarter 2016 Results
Adjusted EBITDA totaled $45 million for the first quarter of 2016 compared to $55 million for the first quarter of 2015. First quarter results were impacted by the following:

▪
unfavorable year-over-year scrap spreads in North America caused by continued low aluminum prices and reduced scrap availability, as well as the increased use of purchased slab in Europe, decreased Adjusted EBITDA by approximately $12 million;

▪
changing currency exchange rates decreased Adjusted EBITDA by approximately $9 million. The U.S. dollar weakened 4 percent in the first quarter of 2016 while it strengthened 11 percent in the first quarter of 2015. This resulted in $3 million of losses on the remeasurement of U.S. dollar working capital in Europe during the first quarter of 2016 and $5 million of gains in the prior year;

▪	an increase in volumes, including 23 percent higher global automotive volumes and 20 percent higher global aerospace volumes, increased Adjusted EBITDA approximately $6 million; and

▪	improved rolling margins in Europe and North America increased Adjusted EBITDA approximately $5 million.
Losses from continuing operations totaled $6 million for the first quarter of 2016 compared to $26 million for the first quarter of 2015. The change was primarily related to the following:

▪	a $29 million favorable change in unrealized gains on derivative financial instruments as a result of aluminum price movements and derivative settlements;

▪	a $10 million decrease in depreciation and amortization expense resulting primarily from the closure and sale of certain North America segment facilities in 2015;

▪	a $9 million reduction in interest expense due to lower debt levels and increased capitalized interest;

▪	a $2 million reduction in business development costs as a result of the finalization of the sale of the recycling and specification alloys and extrusions businesses in the first quarter of 2015;

▪	a $2 million decrease in restructuring charges; and

▪	a $1 million decrease in stock based compensation resulting from the departure of certain senior executives in 2015.
Partially offsetting these favorable items was the decrease in Adjusted EBITDA discussed above as well as:

▪	an $11 million unfavorable change in the provision for income taxes;

▪	a $10 million unfavorable variation in currency exchange losses/gains on debt;

▪	a $3 million increase in start-up costs resulting from our North America autobody sheet project; and

▪
a $2 million unfavorable variation in metal price lag ($4 million favorable in the first quarter of 2016 compared to $6 million favorable in the first quarter of 2015). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses.

In the first quarter of 2016, capital expenditures were $122 million, the majority of which was spent on our North America autobody sheet project at our Lewisport, Kentucky facility and related spending to upgrade critical equipment and capabilities at the facility. That project continues to progress on schedule with shipments anticipated to commence in 2017.
As of March 31, 2016, Aleris had liquidity of $379 million, which consisted of approximately $317 million of availability under our 2015 ABL Facility plus $62 million of cash on hand. In April 2016, Aleris issued $550 million of 9½% Senior Secured Notes due 2021. Net cash received totaled $90 million after the repayment of the Senior Notes due 2018 plus the payment of accrued and unpaid interest, prepayment premiums, fees and expenses.
North America
North America segment income decreased to $24 million in the first quarter of 2016 from $32 million in the first quarter of 2015. Segment Adjusted EBITDA decreased to $21 million in the first quarter of 2016 from $29 million in the first quarter of 2015. Performance drivers included:

▪	unfavorable scrap spreads resulting from low aluminum prices and the related tightening of supply decreased segment Adjusted EBITDA approximately $10 million;

▪	improved rolling margins increased segment Adjusted EBITDA approximately $1 million; and

▪
favorable cost absorption more than offset a weaker mix of products sold, resulting in an increase to segment Adjusted EBITDA of approximately $1 million. Total shipment volumes were consistent with the prior year as improved building and construction and distribution volumes were offset by lower truck trailer volumes.

Europe
Europe segment income decreased to $33 million in the first quarter of 2016 compared to $41 million in the first quarter of 2015. Segment Adjusted EBITDA decreased to $33 million in the first quarter of 2016 from $39 million in the first quarter of 2015. Performance drivers included:

▪
increases in volumes, including 15 percent, 9 percent and 9 percent increases in automotive, aerospace and regional plate and sheet volumes, respectively, increased segment Adjusted EBITDA approximately $5 million. This increase was partially offset by unfavorable cost absorption, resulting in a net increase of approximately $1 million. In the first quarter of 2015, increasing quantities of finished goods resulted in additional production costs being capitalized. This did not recur in the first quarter of 2016;

▪
changing currency exchange rates decreased segment Adjusted EBITDA approximately $7 million primarily as a result of the unfavorable impact that the weakening U.S. dollar had on the U.S. dollar working capital balances in the current year compared to the favorable impact of the strengthening U.S. dollar in the prior year;

▪	an increased use of purchased slab decreased segment Adjusted EBITDA approximately $2 million; and

▪	improved rolling margins resulting from strong demand increased segment Adjusted EBITDA approximately $4 million.
The decrease in segment income was further impacted by a $2 million unfavorable variance in metal price lag, in addition to the factors that drove the increase in segment Adjusted EBITDA.
Asia Pacific
Our Asia Pacific segment reported segment income and segment Adjusted EBITDA of $1 million in the first quarter of 2016 as compared to segment loss and segment Adjusted EBITDA of $2 million in the first quarter of 2015. The increase was primarily due to an improved mix of product sold, including a substantial increase in aerospace volumes, that offset the impact of a temporary shut-down to expand the horizontal heat treat furnace.
Second Quarter Outlook
We estimate second quarter 2016 segment income and Adjusted EBITDA will be higher than both the first quarter of 2016 and the second quarter of 2015. Factors influencing anticipated second quarter 2016 performance include:

▪	Global automotive and aerospace volumes expected to exceed prior year;

▪	Improved North America building and construction and distribution volumes expected to more than offset lower truck trailer volumes;

▪	Order patterns for regionally-based Europe plate and sheet products will continue to outpace prior year;

▪	Unfavorable metal spreads, tight scrap supply and a weaker U.S. dollar will continue to impact results; and

▪	Aleris Operating System expected to drive favorable productivity and improved operating performance to capitalize on strong demand.
Capital expenditures during the second quarter of 2016 are expected to be higher than the second quarter of 2015. We expect capital spending of approximately $350 million to $375 million in 2016, including the amounts spent in the first quarter of the year.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on May 5, 2016 at 9:00 a.m. Eastern Time. Sean M. Stack, president and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and ask for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions and divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (7) our ability to fulfill our substantial capital investment requirements; (8) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (9) our ability to retain the services of certain members of our management; (10) the loss of order volumes from any of our largest customers; (11) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (12) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (13) variability in general economic conditions on a global or regional basis; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (18) our ability to access the credit or capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our 2015 ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the 2015 ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the 2015 ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett

Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended
	March 31, 2016	March 31, 2015
Revenues	$662.5	$746.2
Cost of sales	589.0	689.4
Gross profit	73.5	56.8
Selling, general and administrative expenses	50.3	61.3
Restructuring charges	0.8	2.9
(Gains) losses on derivative financial instruments	(1.0)	9.1
Other operating expense, net	0.4	1.0
Operating income (loss)	23.0	(17.5)
Interest expense, net	18.1	26.6
Other expense (income), net	2.5	(16.2)
Income (loss) from continuing operations before income taxes	2.4	(27.9)
Provision for (benefit from) income taxes	8.7	(2.3)
Loss from continuing operations	(6.3)	(25.6)
Income from discontinued operations, net of tax	—	131.1
Net (loss) income	(6.3)	105.5
Net income from discontinued operations attributable to noncontrolling interest	—	0.1
Net (loss) income attributable to Aleris Corporation	$(6.3)	$105.4

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended
	March 31, 2016	March 31, 2015
Segment income (loss):
North America	$24.2	$32.0
Europe	32.9	41.4
Asia Pacific	0.9	(1.9)
Total segment income	58.0	71.5

Depreciation and amortization	(26.3)	(36.6)
Other corporate general and administrative expenses	(13.1)	(17.9)
Restructuring charges	(0.8)	(2.9)
Interest expense, net	(18.1)	(26.6)
Unallocated gains (losses) on derivative financial instruments	9.2	(19.6)
Unallocated currency exchange (losses) gains	(0.1)	10.4
Start-up costs	(6.3)	(3.8)
Other expense, net	(0.1)	(2.4)
Income (loss) from continuing operations before income taxes	$2.4	$(27.9)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended
	March 31, 2016	March 31, 2015
Metric tons of finished product shipped:
North America	119.8	120.0
Europe (1)	82.0	75.0
Asia Pacific	4.9	5.1
Intersegment shipments	(1.4)	(0.4)
Total metric tons of finished product shipped	205.3	199.7

Revenues:
North America	$334.1	$409.8
Europe	312.7	333.5
Asia Pacific	21.3	21.5
Intersegment revenues	(5.6)	(18.6)
Total revenues	$662.5	$746.2

Commercial margin:
North America	$138.6	$154.9
Europe	144.8	139.2
Asia Pacific	10.1	7.7
Total commercial margin (2)	$293.4	$301.8

Commercial margin per metric ton:
North America	$1,156.6	$1,291.0
Europe	1,766.4	1,854.3
Asia Pacific	2,066.8	*

Segment Adjusted EBITDA:
North America	$20.7	$28.8
Europe	32.6	39.1
Asia Pacific	0.9	(1.9)
Corporate	(9.7)	(11.0)
Total Adjusted EBITDA	$44.5	$55.0

Segment Adjusted EBITDA per ton shipped:
North America	$172.9	$239.9
Europe	397.9	520.5
Asia Pacific	180.9	*
Aleris Corporation	216.8	273.4

* Result is not meaningful.
(1) Finished product shipped excludes slab and billet sales from the Voerde and Koblenz cast houses.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	March 31, 2016	December 31, 2015
Current Assets
Cash and cash equivalents	$61.9	$62.2
Accounts receivable (net of allowances of $8.1 and $7.7 at March 31, 2016 and December 31, 2015, respectively)	278.1	216.2
Inventories	485.5	480.3
Prepaid expenses and other current assets	34.1	28.7
Total Current Assets	859.6	787.4
Property, plant and equipment, net	1,225.8	1,138.7
Intangible assets, net	38.4	38.9
Deferred income taxes	112.6	112.6
Other long-term assets (1)	81.9	82.9
Total Assets (1)	$2,318.3	$2,160.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$269.4	$223.2
Accrued liabilities	210.2	233.8
Current portion of long-term debt	18.0	8.7
Total Current Liabilities	497.6	465.7
Long-term debt (1)	1,211.9	1,109.6
Deferred income taxes	6.0	2.5
Accrued pension benefits	152.3	149.1
Accrued postretirement benefits	38.0	38.8
Other long-term liabilities	67.6	67.6
Total Long-Term Liabilities (1)	1,475.8	1,367.6
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,892,441 and 31,768,819 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	423.0	421.9
Retained earnings	81.4	87.7
Accumulated other comprehensive loss	(159.8)	(182.7)
Total Equity	344.9	327.2
Total Liabilities and Equity	$2,318.3	$2,160.5

(1) The retrospective first quarter adoption of Accounting Standards Update 2015-03 “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” decreased both “Other long-term assets” and “Long-term debt” by $2.3 million and $2.6 million at March 31, 2016 and December 31, 2015, respectively.

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended
	March 31, 2016	March 31, 2015
Operating activities
Net (loss) income	$(6.3)	$105.5
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation and amortization	26.3	36.6
Provision for deferred income taxes	3.3	78.7
Stock-based compensation expense	1.7	2.7
Unrealized (gains) losses on derivative financial instruments	(9.2)	17.4
Currency exchange gains on debt	(0.4)	(11.3)
Net gain on sale of discontinued operations	—	(205.3)
Other	2.0	(8.1)
Changes in operating assets and liabilities:
Change in accounts receivable	(55.9)	(161.6)
Change in inventories	5.1	19.7
Change in other assets	4.3	(3.3)
Change in accounts payable	46.1	19.4
Change in accrued liabilities	(5.8)	(10.7)
Net cash provided (used) by operating activities	11.2	(120.3)
Investing activities
Payments for property, plant and equipment	(122.0)	(65.2)
Proceeds from the sale of businesses, net of cash transferred	—	518.0
Other	(0.1)	(0.4)
Net cash (used) provided by investing activities	(122.1)	452.4
Financing activities
Proceeds from revolving credit facilities	110.0	159.5
Payments on revolving credit facilities	(0.2)	(377.6)
Net (payments on) proceeds from other long-term debt	(0.3)	0.9
Debt issuance costs	(0.4)	—
Other	(0.4)	(0.8)
Net cash provided (used) by financing activities	108.7	(218.0)
Effect of exchange rate differences on cash and cash equivalents	1.9	(4.0)
Net (decrease) increase in cash and cash equivalents	(0.3)	110.1
Cash and cash equivalents at beginning of period	62.2	36.0
Cash and cash equivalents at end of period	$61.9	$146.1

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net (Loss) Income Attributable to Aleris Corporation and
Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended
	March 31, 2016	March 31, 2015
Adjusted EBITDA	$44.5	$55.0
Unrealized gains (losses) on derivative financial instruments of continuing operations	9.2	(19.5)
Restructuring charges	(0.8)	(2.9)
Unallocated currency exchange gains on debt	0.1	9.8
Stock-based compensation expense	(1.7)	(2.7)
Start-up costs	(6.3)	(3.8)
Favorable metal price lag	3.8	5.6
Other	(2.0)	(6.3)
EBITDA	46.8	35.2
Interest expense, net	(18.1)	(26.6)
(Provision for) benefit from income taxes	(8.7)	2.3
Depreciation and amortization	(26.3)	(36.6)
Income from discontinued operations, net of tax	—	131.1
Net (loss) income attributable to Aleris Corporation	(6.3)	105.4
Net income from discontinued operations attributable to noncontrolling interest	—	0.1
Net (loss) income	(6.3)	105.5
Depreciation and amortization	26.3	36.6
Benefit from deferred income taxes	3.3	78.7
Stock-based compensation expense	1.7	2.7
Unrealized (gains) losses on derivative financial instruments	(9.2)	17.4
Currency exchange gains on debt	(0.4)	(11.3)
Net gain on sale of discontinued operations	—	(205.3)
Other	2.0	(8.1)
Change in operating assets and liabilities:
Change in accounts receivable	(55.9)	(161.6)
Change in inventories	5.1	19.7
Change in other assets	4.3	(3.3)
Change in accounts payable	46.1	19.4
Change in accrued liabilities	(5.8)	(10.7)
Net cash provided (used) by operating activities	$11.2	$(120.3)

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended
	March 31, 2016	March 31, 2015
North America
Segment income	$24.2	$32.0
Favorable metal price lag	(3.4)	(3.2)
Segment Adjusted EBITDA (1)	$20.7	$28.8

Europe
Segment income	$32.9	$41.4
Favorable metal price lag	(0.3)	(2.4)
Segment Adjusted EBITDA (1)	$32.6	$39.1

Asia Pacific
Segment income	$0.9	$(1.9)
Segment Adjusted EBITDA (2)	0.9	(1.9)

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(2) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended
	March 31, 2016	March 31, 2015
North America
Revenues	$334.1	$409.8
Hedged cost of metal	(192.1)	(251.7)
Favorable metal price lag	(3.4)	(3.2)
Commercial margin	$138.6	$154.9

Europe
Revenues	$312.7	$333.5
Hedged cost of metal	(167.6)	(191.9)
Favorable metal price lag	(0.3)	(2.4)
Commercial margin	$144.8	$139.2

Asia Pacific
Revenues	$21.3	$21.5
Hedged cost of metal	(11.2)	(13.8)
Commercial margin	$10.1	$7.7

Aleris Corp
Revenues	$662.5	$746.2
Hedged cost of metal	(365.3)	(438.8)
Favorable metal price lag	(3.8)	(5.6)
Commercial margin	$293.4	$301.8